Schedule A
to Transfer Agency and Service Agreement
Between
Henderson Global Funds
And
State Street Bank and Trust Company
Dated January 19, 2011

Henderson European Focus Fund

Henderson Global Technology Fund

Henderson International Opportunities Fund

Henderson Worldwide Income Fund

Henderson Japan-Asia Focus Fund

Henderson Global Equity Income Fund

Henderson Global Opportunities Fund

Henderson International All Cap Equity Fund

Henderson Money Market Fund

Henderson Emerging Markets Opportunities Fund

HENDERSON GLOBAL FUNDS	STATE STREET BANK AND TRUST COMPANY

By: /s/ Scott E. Volk	By: /s/ Michael Rogers

Name: Scott E. Volk	Name: Michael Rogers

Title: Vice President	Title: Executive Vice President